Exhibit 99.(a)(1)(T)

Silicon Storage Technology, Inc.

Election Confirmation Statement

Date
Dear
Employee ID

Your election for the Offer to Amend Eligible 409A Options has been recorded as follows:

Original Grant Date	Option Number	Original Exercise Price	Number of Shares Currently Subject to Eligible 409A Options	Revised Measurement Date	Adjusted Exercise Price	Amend Eligible 409A Option?

Your election for the Offer to Replace Eligible Underwater Options has been recorded as follows:

Original Grant Date	Option Number	Exercise Price *	Number of Shares Currently Subject to Eligible Underwater Options	Number of Vested Shares Currently Subject to Options	Number of Unvested Shares Currently Subject to Options	Number of Shares Subject to New Options if this Award is Tendered	Replace Eligible Underwater Option?

*      This exercise price reflects the Adjusted Exercise Price for your Eligible 409A Options, as amended in accordance with your acceptance of the Offer to Amend on the previous screens.

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